EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-144766) on Form S-8 of Umpqua Holdings Corporation of our report dated June 24, 2016, with respect to the statements of net assets available for benefits of Umpqua Bank 401(k) and Profit Sharing Plan as of December 31, 2015 and 2014, the related statement of changes in net assets available for benefits for the year ended December 31, 2015, and the related supplemental Schedule H, line 4(i) - Schedule of assets (held at end of year) as of December 31, 2015 appearing in the December 31, 2015 annual report on Form 11-K of the Umpqua Bank 401(k) and Profit Sharing Plan.

/s/ Moss Adams LLP
Seattle, Washington
June 24, 2016